UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 11-K


                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                  For the fiscal year ended December 31, 2002


                          Commission file number 1-8951


                               M.D.C. Holdings, Inc.
                               401(k) Savings Plan
                               3600 South Yosemite
                                    Suite 900
                             Denver, Colorado 80237
                      (Full Title and Address of the Plan)



                                M.D.C. Holdings, Inc.
-------------------------------------------------------------------------------
              (Name and Issuer of Securities Held Pursuant to the Plan)


                           3600 South Yosemite Street
                                    Suite 900
                             Denver, Colorado 80237
                (Address of Principal Executive Office of Issuer
                  of the Securities Held Pursuant to the Plan)

                              REQUIRED INFORMATION


1. Audited Statements of Net Assets Available for Benefits as of December 31, 2002 and 2001 (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

2. Audited Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2002 (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

3. Notes to Financial Statements (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

4. Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2002 (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the Plan has duly caused the annual report to be signed by the undersigned thereunto duly authorized.

Date: May 30, 2003                  M.D.C. Holdings, Inc.



                                    By:  /s/ Paris G. Reece III
                                        -------------------------------------

                                        Paris G. Reece III,
                                        Executive Vice President
                                        Chief Financial Officer and
                                        Principal Accounting Officer

                                    EXHIBITS

Exhibit
Number            Description

23.1         Consent of Ernst & Young LLP, Independent Auditors

99.1 M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule as of December 31, 2002 and 2001, and for the year ended December 31, 2002, including Report of Independent Auditors